                                                                   Exhibit 12.4


                           TIME WARNER COMPANIES INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                  -------------
                                                                  Pro Forma (a)  -----------------------------------------------
                                                                    Year Ended                Historical
                                                                   December 31,           Year Ended December 31,
                                                                      2000       2000(b)   1999(b)   1998     1997        1996
                                                                  -------------  -----------------------------------------------
Earnings:

Net income (loss) before income taxes and cumulative effect of
  accounting change                                                 $(4,145)   $   683   $ 3,320   $   472   $   681    $   (15)
Interest expense                                                      1,180      1,237     1,168       710       913        908
Amortization of capitalized interest                                      6          6         7         2         2          2
Portion of rents representative of an interest factor                   154        150       135        64        55         55
Preferred stock dividend requirements of majority-owned
  subsidiaries                                                           52         52        57        52        72         72
Adjustment for partially owned subsidiaries and 50% owned
  companies                                                             235        235       440       960       938        801
Undistributed losses (earnings) of less than 50% owned
  companies                                                              15         15        43        35        (8)        50
                                                                    -------    -------   -------   -------   -------    -------

    Total earnings                                                  $(2,503)   $ 2,378   $ 5,170   $ 2,295   $ 2,653    $ 1,873
                                                                    =======    =======   =======   =======   =======    =======

Fixed Charges:

Interest expense                                                    $ 1,180    $ 1,237   $ 1,168   $   710   $   913    $   908
Capitalized interest                                                      8          8         6         1       -            1
Portion of rents representative of an interest factor                   154        150       135        64        55         55
Preferred stock dividend requirements of majority-owned
  subsidiaries                                                           52         52        57        52        72         72
Adjustment for partially owned subsidiaries and 50% owned
  companies                                                             121        121        86       721       622        607
                                                                    -------    -------   -------   -------   -------    -------

    Total fixed charges                                             $ 1,515    $ 1,568   $ 1,452   $ 1,548   $ 1,662    $ 1,643
                                                                    =======    =======   =======   =======   =======    =======

Pretax income necessary to cover preferred dividend requirements       -          -         -         -         -          -
                                                                    -------    -------   -------   -------   -------    -------

    Total combined                                                  $ 1,515    $ 1,568   $ 1,452   $ 1,548   $ 1,662    $ 1,643
                                                                    =======    =======   =======   =======   =======    =======

Ratio of earnings to fixed charges (deficiency in the coverage
of fixed charges by earnings before fixed charges)                  $(4,018)       1.5x      3.6x      1.5x      1.6x       1.1x
                                                                    =======    =======   =======   =======   =======    =======




Ratio of earnings to combined fixed charges
and preferred dividend requirements (deficiency
in the coverage of combined fixed charges and
preferred dividend requirements deficiency)                         $(4,018)       1.5x      3.6x      1.5x      1.6x       1.1x
                                                                    =======    =======   =======   =======   =======    =======


(a) As a result of the merger of America Online and Time Warner, the pro forma ratios of Time Warner Companies ("TWC") have been adjusted to reflect an allocable portion of AOL Time Warner's new basis of accounting on a pushdown basis. The historical ratios are reflected at TWC's historical cost basis of accounting. TWC's pro forma ratios are presented to give effect to the merger of America Online and Time Warner as if it occurred on January 1, 2000.

(b) The ratio of earnings to fixed charges for the years ended December 31, 2000 and 1999 reflect the consolidation of the Entertainment Group, which substantially consists of Time Warner Entertainment Company, L.P. ("TWE"), to the beginning of 1999. Because TWC's ratio of earnings to fixed charges for all periods presented include 100% of TWE's earnings and fixed charges, the ratios for periods prior to 1999 have not changed as a result of such consolidation. However, the individual components as presented above are no longer comparable.